Exhibit 99.2

NUSTAR GP HOLDINGS, LLC COMPLETES MERGER

WITH NUSTAR ENERGY L.P.

San Antonio – July 20, 2018 – NuStar GP Holdings, LLC (NYSE: NSH) and NuStar Energy L.P. (NYSE: NS) have announced that the merger of NSH with a subsidiary of NS was completed today.

Under the terms of the merger agreement, NSH unitholders are entitled to receive 0.55 of a common unit representing a limited partner interest in NS in exchange for each NSH unit owned at the effective time of the merger. Cash will be paid to NSH unitholders in accordance with the merger agreement in lieu of any fractional units they otherwise would have been entitled to receive. As previously announced, the transaction has resulted in the cancellation of the 2% economic general partner interest in NS, the incentive distribution rights in NS and approximately 10.2 million NS common units owned by subsidiaries of NSH.

“We are very pleased to see this transaction close,” said Brad Barron, president and chief executive officer of NS and NSH. “By simplifying our corporate structure and eliminating the incentive distribution rights, we are able to lower our cost of capital and create a more efficient and transparent structure, which is a key component of a comprehensive plan to position NuStar for long-term financial strength and allow us to successfully de-lever and deliver strong, sustainable distribution coverage in the future.”

With the completion of the merger, NSH has merged with and into a wholly owned subsidiary of NS. The surviving entity continues to hold 100% of the limited liability company interests in NuStar GP, LLC, the general partner of Riverwalk Logistics, L.P., the general partner of NS. NSH’s units, which had been trading on the NYSE under the ticker symbol “NSH,” will cease trading at the close of business today. However, NS common units will continue to be traded on the NYSE under the ticker symbol “NS.”

Following the closing of the merger, NuStar’s directors are: William E. Greehey, Bradley C. Barron, J. Dan Bates, William B. Burnett, James F. (Fully) Clingman, Jr., Dan J. Hill, Jelynne LeBlanc-Burley, Robert J. Munch and W. Grady Rosier.

About NuStar Energy L.P.

NuStar Energy L.P., a publicly traded master limited partnership based in San Antonio, is one of the largest independent liquids terminal and pipeline operators in the nation. NuStar currently has more than 9,400 miles of pipeline and 82 terminal and storage facilities that store and distribute crude oil, refined products and specialty liquids. The partnership’s combined system has more than 97 million barrels of storage capacity, and NuStar has operations in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, and the United Kingdom. For more information, visit NuStar Energy L.P.’s website at www.nustarenergy.com.

This press release includes “forward-looking statements” as defined by the SEC. All statements, other than statements of historical fact, included herein that address activities, events or developments that NS expects, believes or anticipates will or may occur in the future, including the anticipated benefits and other aspects of the merger, are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from the merger cannot be fully realized, the possibility that costs or difficulties related to integration of the two companies will be greater than expected, and the impact of competition and other risk factors included in the reports filed with the SEC by NS. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required by law, NS does not intend to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investors:

Chris Russell, Treasurer and Vice President Investor Relations: 210-918-3507

or

Media/Communications:

Mary Rose Brown, Executive Vice President and Chief Administrative Officer: 210-918-2314

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